EXHIBIT 10.42

November 12, 2012

Mr. Jeffrey L. Rutherford

Vice President and Chief Financial Officer

Ferro Corporation

Dear Jeff:

In connection with the election of Mr. Peter T. Thomas as Interim President and Chief Executive Officer (“Interim CEO”) of Ferro Corporation (the “Company”), the Company anticipates that you will be asked to shoulder additional workload in your position as Vice President and Chief Financial Officer during Mr. Thomas’s service as Interim CEO. The Company proposes changes to your current compensation package, as further described in this letter (“Letter”), to compensate you for this additional workload. For purposes of this Letter, “Effective Date” means the date on which the Interim CEO is appointed to succeed Mr. Kirsch. Any changes to your current compensation package as outlined in this Letter are subject to approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company.

Equity-Based Compensation

If and when the Effective Date occurs, you will receive an award of phantom Common Stock units under Section 4(e) of the Company’s 2010 Long-Term Incentive Plan (the “Plan”), which phantom Common Stock units will be settled solely in cash (such phantom Common Stock units, the “Restricted Share Units” or “RSUs”), with a grant date for the award of the Effective Date and as further described in this paragraph (the “RSU Grant”) (for purposes of this Letter, “Common Stock” refers to shares of the Company’s Common Stock, par value $1.00 per share). The number of RSUs subject to the RSU Grant (rounded down to the nearest whole RSU) will be equal to the quotient of (1) $300,000 divided by (2) the closing price for the Common Stock on the New York Stock Exchange as reported for the day immediately prior to the Effective Date (or if there are no sales of Common Stock on the day immediately prior to the Effective Date, on the next preceding trading day during which such sales occurred). The RSUs subject to the RSU Grant will become nonforfeitable on, and will be settled in cash within 10 days after, the second anniversary of the Grant Date provided that you continue to be employed by the Company on such date. The RSU Grant will be evidenced by an award agreement that complies with the Plan and that is in substantially the form as approved by the Compensation Committee (the “RSU Agreement”), and will be subject to and on such other terms and conditions as required under the Plan or as set forth in the RSU Agreement.

Initial Cash Bonus

If and when the Effective Date occurs, you will be entitled to receive an initial cash bonus equal to $150,000 (the “Initial Cash Bonus”), which Initial Cash Bonus will be paid in a lump sum within 10 days of the Effective Date.

Monthly Cash Bonus

If and when the Effective Date occurs, you will be eligible to receive a monthly cash bonus equal in the aggregate to $150,000 (the “Monthly Cash Bonus”), which Monthly Cash Bonus will be paid in six equal installments on each of the first six monthly anniversaries of the Effective Date (each, a “Monthly Vesting Date”) provided that you continue to be employed by the Company on such Monthly Vesting Date.

Discretionary Cash Bonus

If and when the Effective Date occurs, you will be eligible to receive a discretionary cash bonus (the “Discretionary Cash Bonus”) of up to $150,000: (1) which Discretionary Cash Bonus will be payable on the earlier to occur of (A) the first anniversary of the Effective Date, provided that you continue to be employed by the Company on such first anniversary, and (B) the six-month anniversary of the date on which the next principal executive officer of the Company (the “New CEO”) commences service to the Company as such, provided that you continue to be employed by the Company on such six-month anniversary; and (2) with the final payout amount of the Discretionary Cash Bonus determined by the Committee based on its subjective assessment of your performance and service to the Company for the initial six-month period after the Effective Date (with the Committee retaining the discretion to reduce the final payout, including to zero, based on such subjective assessment). The Discretionary Cash Bonus will be subject to any applicable Company “clawback” policies that may be in effect from time to time.

General

The Company may withhold from any amounts payable to you all federal, state, city or other taxes as the Company is required to withhold. Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit. Nothing in this Letter will be construed as a guarantee of continuing employment for any specified period. Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause.

This Letter may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

To the extent applicable, it is intended that the compensation arrangements described in this Letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Letter will be interpreted consistent with this intent. This Letter and all questions arising in connection herewith shall be governed by the laws of the State of Ohio, with venue in any court of competent jurisdiction located in the State of Ohio.

Sincerely,

/s/ Richard J. Hipple

Mr. Richard J. Hipple

Lead Director and Chairman of the Compensation Committee

Ferro Corporation

I hereby agree to and accept the terms and conditions outlined in this Letter if and when the Effective Date occurs.

/s/ Jeffrey L. Rutherford

Mr. Jeffrey L. Rutherford

November 12, 2012

Date

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